Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

12255 El Camino Real, Suite 300 | San Diego, CA 92130-4088 | tel 619.234.5000 | fax 858.509.4010

January 28, 2015

Opexa Therapeutics, Inc.

2635 Technology Forest Blvd.

The Woodlands, Texas 77381

Ladies and Gentlemen:

We are acting as counsel for Opexa Therapeutics, Inc., a Texas corporation (the “Company”), in connection with the Registration Statement on Form S-1 (as amended, the “Registration Statement”) relating to the registration under the Securities Act of 1933 of (i) 28,776,419 non-transferable subscription rights (the “Rights”) to be distributed by the Company without consideration in connection with a rights offering (the “Rights Offering”) to holders of record of common stock, $0.01 par value, of the Company (the “Common Stock”), and to holders of Series L warrants of the Company who have a right to participate in the Rights Offering, (ii) up to 28,776,419 units (the “Units”) issuable upon exercise of the Rights, each Unit entitling the holder thereof to purchase one share of Common Stock and a warrant (each a “Warrant,” and collectively, the “Warrants”) representing the right to purchase one share of Common Stock; (iii) up to 28,776,419 shares of Common Stock, all of which are authorized but heretofore unissued shares to be offered and sold by the Company (the “Shares”) underlying the Units; (iv) the Warrants; and (iv) up to 28,776,419 shares of Common Stock, all of which are authorized but heretofore unissued shares to be offered and sold by the Company, issuable upon exercise of the Warrants (the “Warrant Shares”).

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions in this letter. Based on the foregoing, we are of the opinion that:

1. The Rights have been duly authorized and, when duly executed and delivered by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing.

Opexa Therapeutics, Inc.

January 28, 2015

2. The Units have been duly authorized and, if issued on the date hereof upon exercise of the Rights in accordance with the terms of the Rights, would be validly issued.

3. The Shares have been duly authorized and, if issued on the date hereof upon exercise of the Rights in accordance with the terms of the Rights, would be validly issued, fully paid and nonassessable.

4. The Warrants have been duly authorized and, if issued on the date hereof upon exercise of the Rights in accordance with the terms of the Rights, and when duly executed and delivered by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing.

5. The Warrant Shares have been duly authorized and, if duly issued and sold against the payment therefor on the date hereof in accordance with the terms of the Warrants, would be validly issued, fully paid and nonassessable.

The opinions set forth in this letter are limited to the Texas Corporation Law of the State of Texas, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in Prospectus forming a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP